Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 Nos. 333-213222) pertaining to the 2015 Non-employee Directors Restricted Stock Unit Plan of American Woodmark Corporation,
(2)Registration Statement (Form S-8 No. 333-214895) pertaining to the 2016 Employee Stock Incentive Plan of American Woodmark Corporation; and
(3)Registration Statement (Form S-8 No. 333-223220) pertaining to the American Woodmark Corporation Retirement Savings Plan,

of our reports dated June 27, 2023, with respect to the consolidated financial statements and schedule of American Woodmark Corporation and the effectiveness of internal control over financial reporting of American Woodmark Corporation, included in this Annual Report (Form 10-K) of American Woodmark Corporation for the year ended April 30, 2023.

/s/ Ernst & Young LLP

Richmond, Virginia
June 27, 2023